Exhibit 3.49.3

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

PHCT GP, LLC

This Limited Liability Company Agreement (this “Agreement”) of PHCT GP, LLC, is entered into by its sole member Provident Healthcare Capital Trust (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.             Name.  The name. of the limited liability company formed hereby is PHCT GP, LLC (the “Company”).

2.             Purpose.  The Company is being formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.             Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

4.             Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

5.             Members.  The name and the business, residence or mailing address of the Member of the Company is as follows:

Name	Address

Provident Healthcare Capital Trust	c/o Fortress Investment Group 1251 Avenue of the Americas 16th Floor New York, New York 10020

6.             Powers.  The business and affairs of the Company shall be managed by Provident Healthcare Capital Trust (the “Managing Member”). The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.  The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

7.             Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the consent of the Managing Member.

8.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the unanimous written consent of the members, (b) the resignation, expulsion, bankruptcy or dissolution of the Managing Member or the occurrence of any other event which terminates the continued membership of the Managing Member in the Company, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.             Capital Contributions.  The Member has contributed the following amount, in cash, and no other property, to the Company:

Name	Contribution

Provident Healthcare Capital Trust	$1.00

10.           Additional Contributions.  No member is required to make any additional capital contribution to the Company.

11.           Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated in proportion to the capital contributions of the members.

12.           Distributions.  Distributions shall be made to the members at the time and in the aggregate amount determined by the Managing Member.  Such distributions shall be allocated among the members in the same proportion as their then capital account balances.

13.           Assignments.  A member may not assign in whole or in part his membership interest, unless otherwise approved by the Managing Member.

14.           Resignation.  The Managing Member may not resign from the Company; except as provided in Section 14 hereof, other members may resign upon 60 days notice to the other members.

15.           Substitution of Members.  Each member may substitute, with the consent of the Managing Member, a new member in lieu of such member, which new member may be a limited liability company or such other entity in which the member has an interest.  A member exercising such right of substitution shall identify the entity which will replace the member and upon admission of the new entity as a member the member exercising the substitution shall resign. Upon such substitution and resignation, the members of the Company are authorized to, and shall continue, the business of the Company without dissolution.

16.           Liability of Members.  The members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

17.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

18.           Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 2nd day of March 2004.

PROVIDENT HEALTHCARE CAPITAL TRUST

By:	/s/ Darryl W. Copeland
Name: Darryl W. Copeland
Title: President